QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), OR UNDER ANY STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY (AND THE PARENT) RECEIVES AN OPINION OF LEGAL COUNSEL TO THE COMPANY (AND THE PARENT) OR OTHER COUNSEL TO THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL TO THE COMPANY AND THE PARENT) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THE SECURITIES AND THE SECURITIES ISSUABLE, THE HOLDER REPRESENTS THAT HE HAS ACQUIRED SUCH SECURITIES FOR INVESTMENT AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THE SECURITIES WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

CONVERTIBLE SUBORDINATED PAY-IN-KIND PROMISSORY NOTE

$	February , 2003

        FOR VALUE RECEIVED, the undersigned, VASO ACTIVE PHARMACEUTICALS, INC., a Delaware corporation with an address at 99 Rosewood Drive, Suite 260, Danvers, Massachusetts 01923, (the "Company"), hereby promises to pay to [                        ], an individual with an address at [                        ] (the "Holder"), at such address or such other place as the Holder shall designate, the principal sum of ($[                        ]) in accordance with the provisions of this Convertible Subordinated Promissory Note (this "Note").

        This Note is one of a series (the "Series") of such convertible subordinated pay-in-kind promissory notes of like tenor in an aggregate principal amount of up to $500,000 (the "Notes") and was issued pursuant to a Subscription Agreement, dated as of                        , 2003 (as amended and modified from time to time, the "Subscription Agreement"), by and between the Company and the Holder. The Subscription Agreement contains terms governing the obligations and rights of the Holder, and all provisions of the Subscription Agreement are hereby incorporated herein by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Subscription Agreement.

        The Holder of this Note is entitled to the benefits of the Guaranty Agreement (the "Guaranty Agreement") of BioChemics, Inc., a Delaware corporation and corporate parent of the Company (the "Parent"), dated as of the date hereof.

1.
Principal. The Company shall pay the principal amount of this Note on the earlier of (i) March 31, 2005 (the "Maturity Date"), and (ii) the consummation of a Liquidity Event, together with all accrued and unpaid interest (if any) on the principal amount being repaid. "Liquidity Event" means (i) a sale of all or substantially all of the assets of the Company or its Common Stock (as defined below) (whether by merger, recapitalization, stock sale or otherwise) or (ii) a liquidation or dissolution of the Company. Principal on this Note shall be payable only in cash against surrender therefor.

2.
Interest. The Company shall pay interest on the unpaid principal of this Note at the rate of 10% per annum, compounded annually, on March 31 in each year commencing March 31, 2004. Subject to the terms of the Subordination Provisions of this Note as set forth below, all accrued interest hereunder will be payable, annually in arrears, in kind as described in the next succeeding sentence and not in cash, except that the Company shall pay accrued but unpaid interest on this Note in cash at the time of payment of the unpaid principal of this Note upon consummation of a

  Liquidity Event or on the Maturity Date. Payments of interest in kind on this Note shall be made only by the issuance of additional Notes having an aggregate principal amount equal to the dollar amount of interest due upon this Note, rounded up to the nearest whole dollar, and shall on or before the due date of such payment be credited to the Holder and delivered to the Holder at his address appearing on the records of the Company, as designated by written instructions from the Holder to the Company from time to time, which instructions shall continue in effect until such time as the Holder otherwise notifies the Company or the Holder is no longer the owner of this Note.

3.
Subordination. The holder of this Note is subject to the terms and provisions of this Section 3(the "Subordination Provisions").

(a)
Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and the Holder and each other holder of Notes (collectively, the "Noteholders") by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 3, the payment of the principal of and interest and all other obligations of the Company arising under or in respect of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. The provisions of this Section 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding (as defined below) or otherwise, all as though such payment had not been made. "Senior Indebtedness" means, with respect to the Company, the principal of, and interest on, any indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred or arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of the Company in connection with any credit transaction, any bonds, notes or debentures or similar instruments, all guarantees of any of the foregoing by the Company and any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types described above, whether outstanding as at the date hereof or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in light of payment to any indebtedness of the Company.

(b)
Payment Over of Proceeds upon Dissolution, Etc. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in clause (i), (ii) or (iii) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness, before the Noteholders are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of or interest on or other obligations in respect of the Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by the Company (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a "Note Payment); provided that the issuance of Notes in satisfaction of the payment of interest on the Notes shall not be deemed to be a Note Payment), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Note Payment which may be payable or deliverable in respect of the Note in any such Proceeding.

        In the event that, notwithstanding the foregoing provisions of this Section 3, any Noteholder shall have received any Note Payment before all Senior Indebtedness of the Company is paid in full in cash and if such fact shall, at or prior to the time of such Note Payment, have been made known to such Noteholder, then and in such event such Note Payment shall be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

        For purposes of this Section 3 only, the words "any payment or distribution of any kind or character, whether in cash, property or securities" shall not be deemed to include a payment or distribution of stock or securities of the Company provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 3.

  (c)
  No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Note Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full in cash. For purposes of this Note, "Senior Payment Default" means any default in the payment of principal of or interest on Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration or call for redemption.

        The failure to make any payment on the Notes by reason of the provisions of this Section 3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment.

        In the event that, notwithstanding the foregoing, the Company shall make any Note Payment to any Noteholder prohibited by the foregoing provisions of this Section 3, and if such fact shall, at or prior to the time of such Note Payment, have been made known to any given Noteholder then and in such event such Note Payment to such Noteholder shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company in the same form received and, until so turned over, the same shall be held in trust by such Note- holder as the property of the holders of the Senior Indebtedness.

        The provisions of this Section 3(c) shall not apply to any Note Payment with respect to which Section 3(b) would be applicable.

  (d)
  Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full in cash of all amounts due or to become due on or in respect of Senior Indebtedness of the Company, the Noteholders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Noteholders would be entitled except for the provisions of this Section 3, and no payments over pursuant to the provisions of this Section 3 to the holders of Senior Indebtedness by Noteholders, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Noteholders, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness of the Company.

  (e)
  Provisions Solely To Define Relative Rights. The provisions of this Section 3 are and are intended solely for the purpose of defining the relative rights of the Noteholders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 3 or elsewhere in the Notes is in tended to or shall (i) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Noteholders, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 3 of the holders of Senior Indebtedness, is intended to rank equally with all other general unsecured obligations of the Company), to pay to the Noteholders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (ii) affect the relative rights against the Company of the Noteholders and creditors of the Company other than the holders of Senior Indebtedness; or (iii) prevent any Noteholder from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Noteholder.

  (f)
  No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Notes, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Noteholders, without incurring responsibility to the Noteholders and without impairing or releasing the subordination provided in this Section 3 or the obligations hereunder of the Noteholders to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any person liable in any manner for the collection of Senior Indebtedness; (iv) settle or compromise any such Senior Indebtedness or any other liability of any obligor of such Senior Indebtedness to such holder of any security therefor or any liability issued in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, payment of any of the Senior Indebtedness) in any manner or order; (v) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest se curing such Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against any obligor or any guarantor or any other Person, elect any remedy and otherwise deal freely with any obligor and any security for such Senior Indebtedness or any liability of any obligor to the holders of such Senior Indebtedness or any liability issued in respect of such Senior Indebtedness; and (vi) exercise or refrain from exercising any rights against the Company and any other person.

  (g)
  Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of the Company referred to in this Section 3, the Noteholders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Noteholders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.

  (h)
  Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Noteholder, by accepting such Note, acknowledges and agrees that the foregoing Subordination Provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such Subordination Provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

  (i)
  If a proper claim or proof of debt in the form required in any proceeding is not filed by or on behalf of all Noteholders prior to 30 days before the expiration of the time to file such claims or proofs, then the holders or a representative of any Senior Indebtedness are hereby authorized, and shall have the right (without any duly), to file an appropriate claim on behalf of the Noteholders.

4.
Mandatory Conversion.

(a)
Upon the consummation of a Qualified Public Offering, all of the outstanding principal amount of this Note, together with all or any portion of the accrued and unpaid interest on the principal amount of this Note shall automatically convert (without the payment of any additional consideration) into a number of shares of Common Stock computed by dividing (x) the sum of the aggregate principal amount of this Note plus all accrued and unpaid interest on such principal amount by the Conversion Price. The conversion price ("Conversion Price") shall be the lower of 50% of the Qualified Public Offering Price or $2.50, and shall be adjusted from time to time as set forth in Section 6(a). The Company shall provide written notice of such automatic conversion to the Holder at least three (3) business days prior to such Qualified Public Offering and such conversion shall be conditioned upon the consummation of such Qualified Public Offering and shall be deemed effective immediately prior to the consummation thereof. At the time that such conversion has been effected, the rights of the Holder with respect to this Note shall cease and the person in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby.

5.
Voluntary Conversion Rights.

(a)
This Note (including principal and any accrued but unpaid interest) may be converted, at the option of each Holder, at any time and from time to time after the date hereof and prior to 3:00 P.M., Boston, Massachusetts time on the Maturity Date (the "Exercise Period"), into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which the Holder shall be entitled upon conversion shall be the product obtained by multiplying the dollar amount to be converted by the Conversion Price. The Company shall not issue fractional shares of Common Stock upon conversion of this Note but instead shall issue a number of shares equal to the next higher whole number of shares.

  (b)
  Procedure for Voluntary Conversion. This Note shall be converted into Common Stock in the following manner:

        A Holder shall give written notice to the Company of his desire to convert all or a portion of the Note held by such Holder, indicating the dollar amount to be so converted. The Company will, as soon as practicable thereafter, deliver to such Holder or to such Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in Section 5(a), with respect to any fractional shares otherwise issuable upon conversion.

6.
General Conversion Provisions.

(a)
If, prior to the date on which the entire dollar amount of this Note is converted, the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its Common Stock other securities of the Company, the Conversion Price in effect on the opening of business on the record date for determining stockholders entitled to participating in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive, upon conversion of this Note, the kind and number of shares of Common Stock or other securities of the Company which she or he would have owned or would have been entitled to receive after the happening of any of the events described above had the Note been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. Except as provided in this Section 6(a), no adjustment with respect to any ordinary dividends (made out of current earnings) if any on shares of Common Stock shall be made.

(b)
Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c)
The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Notes, such number or shares of Common Stock as may be issuable upon the conversion of all outstanding Notes.

(d)
For purposes of this Note, "Qualified Public Offering" means a firm commitment or best efforts offering by the Company of shares of its Common Stock to the public pursuant an effective registration statement under the Securities Act of 1933, as amended, yielding gross proceeds to the Company of at least $5 million or such other amount as shall be approved by the Company's board of directors. The term "Common Stock" means the Company shares of Common Stock, par value $0.0001 per share, as adjusted for any stock splits, stock dividends or similar changes.

7.
Events of Default.

(a)
Definition. For purposes of this Note, an "Event of Default" shall be deemed to have occurred if

    (i)
    the Company fails to pay when due and payable the full amount of any principal and accrued interest on this Note, in each case, at a time when such payment is permitted by the Subordination Provisions; or

    (ii)
    the Company makes a general assignment for the benefit of creditors, or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent, or any order for relief with respect to the Company is entered under the U.S. Bankruptcy Code, or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition or application is not dismissed within sixty (60) days thereafter.

  (b)
  Consequences of Event of Default.

  (i)
  If an Event of Default has occurred, the aggregate principal amount and accrued interest on this Note shall become immediately due and payable without any action on the part of the Holder, and the Company shall immediately pay to the Holder all amounts due and payable with respect to this Note.

  (ii)
  Subject to the Subordination Provisions, the Holder shall also have any other rights which such Holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

8.
Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

9.
Transfer Restrictions. The Holder agrees not to sell, transfer, assign, pledge or otherwise dispose of any interest in this Note without the prior written consent of the Company; provided that upon notice to the Company, a Holder may assign this Note pursuant to the laws of descent and distribution or among such Holder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the individual Holder and/or the individual's spouse and/or descendants. Any transfer or attempted transfer of any interest in this Note in violation of the preceding sentence shall be void, and the Company shall not record such transfer on its books and records or treat any purported transferee of such interest as the owner of such interest for any purpose.

10.
Cancellation. After all principal and interest owed on this Note has been paid in full or upon conversion of this Note pursuant to the provisions hereof, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

11.
Payments. All payments to be made to the Holder of this Note shall be made in the lawful money of the United States of America in immediately available funds and, whether constituting a payment of interest or principal, shall be on a pro rata basis with all other Seller Notes of the Series.

12.
Expenses. The Company agrees to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses incurred, or which may be incurred, by Holder in connection with the enforcement and collection of this Note if the Company fails to timely pay this Note when due.

13.
Notices. All notices and other communications hereunder shall be in writing and shall be delivered by the party furnishing notice to the other party at such address or addresses as shall have been furnished in writing by one party to the other party.

14.
Accredited Investor Status. By acceptance of this Note, the Holder hereby represents and warrants to the Company that the Holder is an "accredited investor" as that term is defined under Rule 591 of Regulation D under the Securities Act of 1933, as amended.

15.
Waiver. The Company and each endorser and guarantor respectfully waives the right to a jury in any trial of any case or controversy in which the Holder is or becomes a party (whether such case or controversy in respect of this Note is initiated by or against the Holder or in which the Holder is joined as a party litigant), which case or controversy arises out of or is in respect of, any relationship amongst or between the Company and any other person and the Holder (and the Holder likewise waives the right to a jury in any trial of any such case or controversy).

16.
Governing Law. This instrument shall be governed by the laws of The Commonwealth of Massachusetts, without regard to principles of conflicts of law.

17.
Severability. In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or any part thereof) had never been contained herein, but only to the extent it is invalid, illegal or unenforceable.

18.
Waiver of Presentment. The Company and all endorsers and guarantors of this Note herein waive presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

        Executed as of the date first above written.

THE COMPANY:
VASO ACTIVE PHARMACEUTICALS, INC.
By:	Name: John J. Masiz Its: President and Chief Executive Officer

QuickLinks

CONVERTIBLE SUBORDINATED PAY-IN-KIND PROMISSORY NOTE